Filed Pursuant To Rule 424(b)(5)
Registration No. 333-22419
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 7, 1997)

2,320,000 Shares

Associated Estates Realty Corporation

Depositary Shares

Each Representing  1/10 of a Share of 8.70% Class B Series II
Cumulative Redeemable Preferred Shares

(Liquidation Preference $25.00 Per Depositary Share)

     Each of the depositary shares offered hereby represents a  1/10 fractional interest in a share of our 8.70% Class B Series II Cumulative Redeemable Preferred Shares, without par value (the “Class B Series II Preferred Shares”), deposited with National City Bank, Cleveland, Ohio, as depositary. Each depositary share entitles the holder to a proportionate share of all rights and preferences of the Class B Series II Preferred Shares (including dividend, voting, redemption and liquidation rights and preferences). The liquidation preference of each Class B Series II Preferred Share is $250.00 (equivalent to $25.00 per depositary share), plus an amount equal to the accrued and unpaid dividends.

     We will pay quarterly cumulative dividends, in arrears, on the Class B Series II Preferred Shares from and including December 10, 2004. These dividends are payable on or before the fifteenth day of March, June, September and December of each year, (or the first business day thereafter) when and as declared, at a yearly rate of 8.70% of the $250.00 liquidation preference per Class B Series II Preferred Share, or (equivalent to $2.175 per depositary share), per year. We may not redeem the Class B Series II Preferred Shares or depositary shares prior to December 15, 2009, except as necessary to preserve our status as a real estate investment trust. On or after December 15, 2009, we may, at our option, redeem the Class B Series II Preferred Shares and depositary shares, in whole or from time to time in part, for $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share) in cash plus any accrued and unpaid dividends to the date of redemption. The Class B Series II Preferred Shares and depository shares have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely unless we redeem or repurchase them.

     We have agreed to engage Cohen & Steers Capital Advisors, LLC, as placement agent for this offering. Cohen & Steers has no commitment to purchase securities and will act only as an agent in obtaining indications of interest in the securities from certain investors. After paying the placement agent fee and other estimated expenses payable by us, we anticipate receiving approximately $56.7 million in net proceeds from this offering.

     We expect to list the depositary shares on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the depositary shares.

     Investing in our depositary shares involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement.

	Per share	Total

Public offering price per depositary share	$25.00	$58,000,000
Placement agent fees	$0.36	$835,000
Proceeds, before expenses and certain other fees, to us	$24.64	$57,165,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect to deliver the depositary shares offered hereby on or about December 10, 2004 in accordance with the terms of purchase agreements to be entered into with purchasers.

Placement Agent

Cohen & Steers Capital Advisors, LLC

The date of this prospectus supplement is December 3, 2004

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify some of the forward-looking statements by the use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and trends that may affect our future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to:

•	changes in economic conditions in the markets in which we own and manage properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	a lessening of demand for the multifamily units that we own or manage;

•	competition from other available multifamily units and changes in market rental rates;

•	increases in property and liability insurance costs;

•	changes in real estate taxes and other operating expenses;

•	changes in government regulations affecting properties the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development (HUD) and other properties we own;

•	changes in or termination of contracts relating to our third party management and advisory business;

•	our inability to renew current contracts with HUD for rent-subsidized properties at existing rents;

•	weather and other conditions that might adversely affect operating expenses;

•	expenditures that cannot be anticipated, such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments;

•	our inability to achieve anticipated reductions in operating expenses and increases in revenues;

•	the results of litigation filed or to be filed against us;

•	risks related to our joint ventures;

•	risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; and

•	the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located.

      For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus supplement and in other information contained in our publicly available filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2003 and other reports we file under the Securities Exchange Act of 1934. We do not undertake any responsibility to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

      The following summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully before deciding whether to invest in our depositary shares. In this prospectus supplement, unless otherwise indicated, “Associated Estates,” the “company,” “we,” “us” and “our” refer to Associated Estates Realty Corporation and our consolidated subsidiaries.

ABOUT OUR COMPANY

      Associated Estates is a self-administered and self-managed equity real estate investment trust, or REIT. We were formed in July 1993 to continue the Associated Estates Group’s business of acquiring, developing and operating multifamily assets.

      We are a fully integrated multifamily real estate company engaged in property acquisition, advisory, development, property management, disposition, operation and ownership activities. Associated Estates owns three taxable REIT subsidiaries that provide management and other services for it and third parties. As of December 1, 2004, we own or manage 107 apartment communities in 12 states consisting of 23,457 units. Associated Estates owns, either directly or through subsidiaries, or holds ownership interests in 76 of the 107 apartment communities containing 17,854 units in 10 states. Thirteen of those owned or partially owned apartment communities, consisting of 1,354 units, are affordable housing communities. Associated Estates, or one of its subsidiaries, also property manages 31 communities in which it does not have an ownership interest consisting of 5,603 units. Additionally, Associated Estates property manages one commercial property containing approximately 270,000 square feet and asset manages a 186-unit apartment community and one commercial property containing approximately 145,000 square feet.

      Our headquarters are located at 5025 Swetland Court, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000.

      The foregoing information concerning us does not purport to be comprehensive. For additional information concerning our business and affairs, including capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. To the extent that the information in this prospectus supplement conflicts with the information contained in the accompanying prospectus, the information contained in this prospectus supplement supersedes and replaces in its entirety such conflicting information.

THE OFFERING

Securities offered	2,320,000 depositary shares, each representing a 1/10 fractional interest in a 8.70% Class B Series II Cumulative Redeemable Preferred Share.

Price per depositary share	$25.00

Maturity	The Class B Series II Preferred Shares and the depositary shares have no stated maturity and will not be subject to any sinking fund.

Rank	The Class B Series II Preferred Shares will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, equally with our 9 3/4% Class A Cumulative Redeemable Preferred Shares, or 9 3/4% Class A Preferred Shares, and senior to our common shares.

Dividends	Dividends on the Class B Series II Preferred Shares are cumulative from and including December 10, 2004 and are payable quarterly in arrears for the period covering the preceding quarter on or before the 15th day of March, June, September and December of each year, at the annual rate of 8.70% of the liquidation preference per share, equivalent to a fixed annual amount of $2.175 per depositary share. Dividends on the Class B Series II Preferred Shares will accrue regardless of whether or not we have earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Liquidation preference	The Class B Series II Preferred Shares will have a liquidation preference of $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share) plus an amount equal to any accrued and unpaid dividends thereon.

Optional redemption	The Class B Series II Preferred Shares are not redeemable prior to December 15, 2009, except in limited circumstances to preserve our status as a REIT. On or after December 15, 2009, the Class B Series II Preferred Shares will be redeemable for cash at our option (and the depositary will redeem the number of depositary shares representing the Class B Series II Preferred Shares redeemed) in whole or from time to time in part, at $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends to the redemption date. See “Description of Class B Series II Preferred Shares and Depositary Shares — Redemption.”

Going Private Transaction	In the event of a Going Private Transaction, each holder of Class B Series II Preferred Shares will have the right at the holder’s option, to require us to repurchase all or any part of the holder’s Class B Series II Preferred Shares (and the depositary will repurchase the number of depositary shares representing the Class B Series II Preferred Shares repurchased) at a repurchase price of $250.00 per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid dividends, if any, up to the date fixed for repurchase, without interest, subject to the Ohio General Corporation Law.

A “Going Private Transaction” means the occurrence of any merger or other transaction or series of transactions as a conse-

quence of which a majority of our common shares are owned or acquired by the merging or acquiring person, entity or group and, following the transaction(s), the common shares of our company or its successor are not listed for trading on a national stock exchange or NASDAQ.

Voting rights	Holders of the Class B Series II Preferred Shares and depositary shares will generally have no voting rights. However, if dividends on the Class B Series II Preferred Shares are in arrears for six or more consecutive quarterly periods, holders of the Class B Series II Preferred Shares (voting separately as a class with all other classes of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been either (a) paid or (b) declared and a sum sufficient for payment thereof is set aside for payment. In addition, some changes that would be materially adverse to the rights of holders of the Class B Series II Preferred Shares then outstanding cannot be made without the affirmative vote of the holders of two-thirds of the Class B preferred shares, voting as a single class. In any matter in which the Class B Series II Preferred Shares may vote, each depositary share will be entitled to 1/10 of a vote.

No Conversion Rights	The Class B Series II Preferred Shares and the depositary shares are not convertible into or exchangeable for any other property or securities.

Restrictions on Ownership and Transfer	The depositary shares will be subject to certain restrictions on ownership and transfer intended to preserve our status as a REIT for United States federal income tax purposes.

Listing	We expect to list our depositary shares on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the depositary shares.

Use of Proceeds	The net proceeds from this offering will be used primarily to redeem all 225,000 of our 9 3/4% Class A Preferred Shares, with no stated maturity, held by the depositary, and, as a result, the depositary will redeem outstanding depositary shares representing interests in the underlying 9 3/4% Class A Preferred Shares. The balance of the proceeds from this offering, if any, will be used for general corporate purposes, which may include the repayment of indebtedness, the acquisition of properties and the expansion and improvement of certain properties in our portfolio.

Risk Factors	An investment in depositary shares involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-5 of this prospectus supplement before making any investment in the depositary shares.

RISK FACTORS

      You should carefully consider the risks described below and in the accompanying prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial. Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus supplement, including factors identified under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other documents incorporated by reference into this prospectus supplement. All of these risks could adversely affect our business, financial condition, results of operations and cash flows. Our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.

      We are subject to risks inherent in the ownership of real estate. We own and manage multifamily apartment communities that are subject to varying degrees of risk generally incident to the ownership of real estate. Our financial condition, the value of our properties and our ability to make distributions to our shareholders will be dependent upon our ability to operate our properties in a manner sufficient to maintain or increase revenues and to generate income in excess of operating expenses and debt service charges. Revenues from our properties may be affected by:

•	changes in the economic climate in the markets in which we own and manage properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	a lessening of demand for the multifamily units that we own or manage;

•	competition from other available multifamily units and changes in market rental rates;

•	increases in property and liability insurance costs;

•	changes in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs);

•	changes in government regulations affecting properties the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development (HUD) and other properties we own;

•	changes in or termination of contracts relating to our third party management and advisory business;

•	our inability to renew current contracts with HUD for rent-subsidized properties at existing rents;

•	weather and other conditions that might adversely affect operating expenses;

•	expenditures that cannot be anticipated, such as utility rate and usage increases, unanticipated repairs and real estate tax valuation reassessments;

•	our inability to achieve anticipated reductions in operating expenses and increases in revenues;

•	the results of litigation filed or to be filed against us;

•	risks related to our joint ventures;

•	personal injury claims and property damage related to mold claims because of diminished insurance coverage; and

•	the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located.

      We are dependent on rental income from our multifamily apartment communities. If we are unable to attract and retain residents or if our residents are unable to pay their rental obligations, our financial condition and funds available for distribution to our shareholders will be adversely affected.

      Our multifamily apartment communities are subject to competition. Our apartment communities are located in developed areas that include other apartment communities. Our apartment communities also compete with other housing alternatives, such as condominiums, single and multifamily rental homes and owner occupied single and multifamily homes, in attracting residents. This competition may affect our ability to attract and retain residents and to increase or maintain rental rates.

      The properties we own are primarily concentrated in Ohio, Michigan, Indiana, Pennsylvania, Florida and Georgia. As of December 1, 2004, approximately 55%, 17%, 5%, 3%, 8% and 4% of the units in properties we own are located in Ohio, Michigan, Indiana, Pennsylvania, Florida and Georgia, respectively. Our performance, therefore, is linked to economic conditions and the market for available rental housing in these states. A decline in the market for apartment housing in Ohio, or to a lesser extent, those other states, may adversely affect our financial condition, results of operations and ability to make distributions to our shareholders.

      We own or manage properties that are subject to government programs. As of December 1, 2004, we own directly or through subsidiaries or joint ventures 13 properties with approximately 1,354 units and manage, through one or more affiliates, 26 properties with approximately 4,640 units, that benefit from some form of interest rate or rental subsidy and therefore are subject to governmental programs administered by HUD. As a condition to the receipt of assistance under HUD programs, many of the properties must comply with various HUD requirements, which typically include maintenance of decent, safe and sanitary housing, HUD approval of rent adjustments, and, in the case of a HUD insured mortgage, approval of a transfer of the property. We can give no assurance that we will be able to renew current agreements with HUD at existing or higher rents. HUD requirements and other current and future laws regarding the provision of affordable housing, and any changes to existing law making it more difficult to meet such requirements, could adversely affect our results of operations, financial condition and ability to make distributions to our shareholders.

      Our insurance may not be adequate to cover certain risks. There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms, acts of war and terrorist attacks, that may be uninsurable or are not economically insurable. Moreover, certain risks, such as mold and environmental exposures, generally are not covered by our insurance. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in the affected property as well as the anticipated future cash flow from that property, while remaining obligated for any mortgage indebtedness or other financial obligations related to that property. Any such loss could have a material adverse effect on our business, financial condition and results of operations. Additionally, increases in property insurance costs could adversely affect our financial condition and results of operation.

      Debt financing could adversely affect our performance. We are highly leveraged and subject to risks associated with debt financing. These risks include the risk that we will not have sufficient cash flow from operations to make required payments of principal and interest, that we will be unable to refinance current or future indebtedness, that the terms of any refinancing will not be as favorable as the terms of existing indebtedness, and that we will be unable to make necessary investments in new business initiatives because of a lack of available funds. Increases in interest rates could increase our interest expense, which would adversely affect our cash available for payment of obligations and distribution to our shareholders. If we are unable to make required payments on indebtedness that is secured by a mortgage, the property securing the mortgage may be foreclosed with a consequent loss of income and value to us. It is possible that our debt level may change and that our total indebtedness could increase.

      Real estate investments are generally illiquid, and we may not be able to sell our properties when it is economically or strategically advantageous to do so. Real estate investments generally cannot be sold quickly, and our ability to sell properties may be affected by market conditions. We may not be able to diversify or vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986, as amended (the “Code”), limit the ability of a REIT to sell its properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions to our shareholders.

      The costs of complying with laws and regulations could adversely affect our cash flow and ability to make distributions to our shareholders. Our properties must comply with Title III of the Americans with

Disabilities Act (the “ADA”) to the extent that they are “public accommodations” or “commercial facilities” as defined in the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such communities that are open to the public. In addition, the Fair Housing Amendments Act of 1988 (the “FHAA”) requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Other laws also require apartment communities to be handicap accessible. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants. We have been subject to lawsuits alleging violations of handicap design laws in connection with certain of our developments. If compliance with these laws involves substantial expenditures or must be made on an accelerated basis, our ability to make distributions to our shareholders could be adversely affected.

      Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other law imposes on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties. We are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our properties. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the apartment communities or on the land upon which they are located.

      We anticipate that we will incur additional costs for systems, staffing and third party services in maintaining compliance with federal laws and regulations addressing corporate governance issues.

      We are subject to the risks associated with investments through joint ventures. Three of our properties are owned by joint ventures in which we do not have a controlling interest. We may enter into joint ventures, including joint ventures that we do not control, in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, or have economic or business interests or goals that are inconsistent with our business interests or goals. While the bankruptcy or insolvency of our co-venturer generally should not disrupt the operations of the joint venture, we could be forced to purchase the co-venturer’s interest in the joint venture or the interest could be sold to a third party. We also may guarantee the indebtedness of our joint ventures. If we do not have control over a joint venture, the value of our investment may be affected adversely by a third party that may have different goals and capabilities than ours. It may also be difficult for us to exit a joint venture that we do not control after an impasse. For example, we could be bought out by our partner on unfavorable terms if we reach an impasse and are unable to fund the purchase of our partner’s interest in the joint venture.

      We are subject to risks associated with development, acquisition and expansion of multifamily apartment communities. Development projects and acquisitions and expansions of apartment communities are subject to a number of risks, including:

•	availability of acceptable financing;

•	competition with other entities for investment opportunities;

•	failure by our properties to achieve anticipated operating results;

•	construction costs of a property exceeding original estimates;

•	delays in construction; and

•	expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition.

      We may fail to qualify as a REIT and you may incur tax liability as a result. Commencing with our taxable year ending December 31, 1993, we have operated in a manner so as to permit us to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. Although we believe that we will continue to operate as a REIT, no assurance can be given that we will remain qualified as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to our shareholders could be reduced or eliminated for each of the years involved.

      Our ownership limit may discourage takeover attempts. With certain limited exceptions, our Second Amended and Restated Articles of Incorporation, as amended and supplemented to date, and referred to in this prospectus supplement as our “Articles,” prohibit the ownership of more than 4% of the outstanding common shares and more than 9.8% of the shares of any series of any class of our preferred shares by any person. These restrictions are likely to have the effect of precluding acquisition of control of us without our consent even if a change in control is in the interests of shareholders.

      We are subject to control by our directors and officers. Our directors and executive officers and members of their family owned approximately 17.9% of our common shares as of December 1, 2004. Accordingly, those persons have substantial influence over us and the outcome of matters submitted to our shareholders for approval.

      We depend on our key personnel. Our success depends to a significant degree upon the continued contribution of key members of our management team, who may be difficult to replace. The loss of services of these executives could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. Mr. Jeffrey I. Friedman, Associated Estates’ Chairman of the Board, President and Chief Executive Officer, is a party to an employment agreement with Associated Estates. We do not hold key-man life insurance on any of our key personnel.

      The market value of the depositary shares could be substantially affected by various factors. Prior to this offering, there has been no public market for our depositary shares representing Class B Series II Preferred Shares. Although we have applied for listing of the depositary shares on the New York Stock Exchange, our listing application may not be approved. Even if the depositary shares are approved for listing on the New York Stock Exchange, an active trading market for the depositary shares may never develop or be sustained following this offering. The initial public offering price of the depositary shares may vary from the market price of the depositary shares after the offering. Investors may not be able to sell their depositary shares at or above the initial offering price. As with other publicly traded securities, the trading price of the depositary shares will depend on many factors, which may change from time to time, including:

•	the market for similar securities;

•	the additional issuance of other classes or series of our preferred shares;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

      We could be prevented from paying dividends on Class B Series II Preferred Shares and the depositary shares, which may negatively impact your investment. We will pay dividends on the Class B Series II Preferred Shares, and, consequently, you will only receive cash dividends on the depositary shares if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on Class B Series II Preferred Shares when payable. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Class B Series II Preferred Shares or the depositary shares.

      Under certain circumstances, we may pay dividends in the form of shares or purchase, retire or redeem shares while accrued dividends on the Class B Series II Preferred Shares are unpaid. Our Articles permit us to pay dividends in common shares or other shares ranking junior to the Class B Series II Preferred Shares on such junior shares, and to purchase, retire or redeem common shares or other shares ranking junior to the

Class B Series II Preferred Shares with the proceeds of the sale of such junior shares, even if we have not paid all accrued dividends on the Class B Series II Preferred Shares or our other shares ranking on parity with the Class B Series II Preferred Shares.

      Holders of Class B Series II Preferred Shares and depositary shares have limited voting rights. Except as required by applicable law or as expressly stated in our Articles, as a holder of depositary shares representing Class B Series II Preferred Shares, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or a sale of all or substantially all of our assets, except to the extent such transaction materially adversely affects the express powers, preferences, rights or privileges of the holders of Class B Series II Preferred Shares. See “Description of Class B Series II Preferred Shares and Depositary Shares” below.

USE OF PROCEEDS

      The net proceeds from the sale of the 2,320,000 depositary shares offered hereby are estimated to be approximately $56.7 million. The net proceeds from this offering will be used primarily to redeem all 225,000 of our 9 3/4% Class A Preferred Shares, with no stated maturity, held by the depositary, and, as a result, the depositary will redeem outstanding depositary shares representing interests in the underlying 9 3/4% Class A Preferred Shares, for an assumed aggregate redemption price of approximately $56.3 million. The balance of the proceeds from this offering, if any, will be used for general corporate purposes, which may include the repayment of indebtedness, the acquisition of properties and the expansion and improvement of certain properties in our portfolio.

CAPITALIZATION

      The following table sets forth our capitalization (a) as of September 30, 2004, and (b) as adjusted to give effect to the sale of the 2,320,000 depositary shares offered hereby at the offering price of $25.00 per depositary share, the redemption of all 225,000 issued and outstanding 9 3/4% Class A Preferred Shares for an assumed aggregate redemption price of $56.3 million and the repayment of $0.5 million of secured debt, as if each had occurred on September 30, 2004.

	As of September 30, 2004

	Actual	As adjusted

	(In thousands)
Cash and cash equivalents	$1,591	$1,591
Debt:
Secured debt	557,327	556,877
Unsecured debt	105	105

Total debt	557,432	556,982
Shareholders’ equity:
Preferred Shares, without par value; 9,000,000 shares authorized:
9 3/4% Class A Cumulative Preferred Shares, 225,000 shares issued and outstanding	56,250	—
8.70% Class B Series II Cumulative Preferred Shares, 232,000 shares issued and outstanding as adjusted	—	58,000
Common Shares, without par value, $0.10 stated value; 41,000,000 authorized;
22,995,763 shares issued and 19,653,906 shares outstanding	2,300	2,300
Capital in excess of par value	278,206	276,906
Treasury shares	(29,792)	(29,792)
Cumulative net income	113,471	113,471
Cumulative distributions	(306,997)	(306,997)

Total shareholders’ equity	113,438	113,888

Total capitalization	$670,870	$670,870

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data for the five years ended December 31, 2003 are derived from our audited consolidated financial statements. The selected consolidated financial data for the nine month periods ended September 30, 2004 and September 30, 2003 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments that we consider necessary for a fair presentation of our financial position and results of operation for these periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference herein.

	Associated Estates Realty Corporation

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
Operating Data:
Revenues
Rental	$101,855	$100,772	$134,617	$135,567	$139,087	$140,457	$140,227
Property and asset management, acquisition and disposition fees and reimbursements	9,728	10,295	14,053	20,142	23,471	21,675	23,075
Painting services	5,770	1,417	2,827	1,642	2,196	1,530	1,524
Other	3,701	2,970	3,635	3,497	4,122	3,191	2,884

Total revenues	121,054	115,454	155,132	160,848	168,876	166,853	167,710
Expenses and charges	125,234	126,590	167,029	167,837	170,270	169,393	169,107

(Loss) income before gain on disposition of properties and land, net, equity in net (loss) income of joint ventures, gain on sale of partnership interest, minority interest, income from discontinued operations, and cumulative effect of a change in accounting principle	(4,180)	(11,136)	(11,897)	(6,989)	(1,394)	(2,540)	(1,397)
Gain on disposition of properties and land, net	—	—	—	227	7,047	7,512	19,630
Equity in net (loss) income of joint ventures	(657)	(873)	(1,157)	(1,627)	(328)	(164)	585
Gain on sale of partnership interest	—	—	1,314	—	—	—	—
Minority interest expense	(48)	(58)	(75)	(324)	(478)	(400)	(241)

(Loss) income from continuing operations	(4,885)	(12,067)	(11,815)	(8,713)	4,847	4,408	18,577
Income from discontinued operations:
Operating income	245	625	902	532	60	534	813
Gain on disposition of properties, net	9,682	—	—	9,660	—	—	—

Income from discontinued operations	9,927	625	902	10,192	60	534	813
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	4,319

Net income (loss)	5,042	(11,442)	(10,913)	1,479	4,907	4,942	23,709
Preferred share dividends	(4,113)	(4,114)	(5,484)	(5,485)	(5,484)	(5,484)	(5,484)

Net income (loss) applicable to common shares	$929	$(15,556)	$(16,397)	$(4,006)	$(577)	$(542)	$18,225

	Associated Estates Realty Corporation

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
Earnings per common share — Basic:
(Loss) income from continuing operations applicable to common shares	$(.46)	$(.83)	$(.89)	$(.73)	$(.03)	$(.05)	$.59
Income from discontinued operations	.51	.03	.04	.52	—	.02	.04
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	.20

Net income (loss) applicable to common shares	$.05	$(.80)	$(.85)	$(.21)	$(.03)	$(.03)	$.83

Weighted average number of common shares outstanding	19,508	19,397	19,401	19,343	19,415	19,733	22,051

Earnings per common share — Diluted:
(Loss) income from continuing operations applicable to common shares	$(.46)	$(.83)	$(.89)	$(.73)	$(.03)	$(.05)	$.59
Income from discontinued operations	.51	.03	.04	.52	—	.02	.04
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	.20

Net income (loss) applicable to common shares	$.05	$(.80)	$(.85)	$(.21)	$(.03)	$(.03)	$.83

Weighted average number of common shares outstanding	19,508	19,397	19,401	19,343	19,415	19,733	22,053

Dividends declared per common share	$.51	$.51	$.68	$.92	$1.25	$1.25	$1.125

	As of
	September 30,	As of December 31,

Balance Sheet Data:	2004	2003	2002	2001	2000	1999

	(In thousands)
Real estate assets, net	$668,492	$661,585	$683,058	$716,079	$742,183	$777,072
Total assets	712,350	704,793	735,303	775,624	819,559	882,810
Total debt	557,432	543,496	540,498	552,069	568,177	579,186
Total shareholders’ equity	113,438	121,428	150,865	171,996	196,456	238,182

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

      The following table sets forth our ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated. The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by our combined fixed charges and preferred share dividends. For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before taxes and extraordinary items. Fixed charges consist of preferred dividends accrued, interest costs, whether expensed or capitalized, the interest component of rental expense, the interest component of ground rent and the amortization of debt discounts and issue costs, whether expensed or capitalized.

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

Consolidated ratio of earnings to combined fixed charges and preferred share dividends	0.80	0.68	0.74	1.00	1.00	1.21

      During the nine months ended September 30, 2004 and the twelve months ended December 31, 2003 and 2002, the total dollar amount of the deficiency in the ratio of earnings to combined fixed charges and preferred dividends was $7.2 million, $15.4 million, and $12.7 million, respectively.

      On July 25, 1995, we issued 225,000 9 3/4% Class A Preferred Shares, all of which are outstanding as of December 1, 2004. We expect to use the proceeds of this offering to redeem all such outstanding shares held by the depositary, and, as a result, the depositary will redeem the outstanding depositary shares representing interests in the underlying 9 3/4% Class A Preferred Shares.

DESCRIPTION OF CLASS B SERIES II PREFERRED SHARES AND DEPOSITARY SHARES

      This description of the particular terms of the Class B Series II Preferred Shares and the depositary shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred shares and depositary shares set forth in the accompanying prospectus, to which description reference is hereby made.

General

      Pursuant to our Articles, we are authorized to issue 50,000,000 shares of all classes of shares, each share without par value, of which 41,000,000 are common shares and 9,000,000 are preferred shares. Of our preferred shares:

•	3,000,000 shares have been designated as Class A preferred shares, of which 225,000 have been designated as 9 3/4% Class A Cumulative Redeemable Preferred Shares;

•	3,000,000 shares have been designated as Class B preferred shares, of which 400,000 have been designated as Class B Series I Cumulative Preferred Shares and 232,000 have been designated as 8.70% Class B Series II Cumulative Redeemable Preferred Shares; and

•	3,000,000 shares have been designated as noncumulative preferred shares.

      Our Board of Directors may issue the preferred shares of each class in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of shares as our Board of Directors may from time to time determine when designating such series. Our Board of Directors also may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of the shares.

      As of December 1, 2004, 19,654,360 common shares and 225,000 9 3/4% Class A Preferred Shares were outstanding. We expect to redeem all 225,000 of such 9 3/4% Class A Preferred Shares with the proceeds of this offering.

      Each depositary share represents a  1/10 fractional interest in a Class B Series II Preferred Share. The Class B Series II Preferred Shares will be deposited with National City Bank, Cleveland, Ohio, as Depositary (the “Preferred Shares Depositary”), under a deposit agreement between us, the Preferred Shares Depositary and the holders from time to time of the depositary receipts (the “Depositary Receipts”) issued by the Preferred Shares Depositary thereunder. The Depositary Receipts will evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a Depositary Receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a Class B Series II Preferred Share (including dividend, voting, redemption and liquidation rights and preferences). See “Description of Depositary Shares” in the accompanying prospectus.

Maturity

      The Class B Series II Preferred Shares and the depositary shares have no stated maturity and are not subject to any sinking fund.

Rank

      The Class B Series II Preferred Shares rank, with respect to dividend rights (subject to dividends on noncumulative preferred shares being noncumulative) and rights upon liquidation, dissolution or winding up:

•	on parity with all of our other preferred shares, including our 9 3/4% Class A Preferred Shares, our Class B Series I Cumulative Preferred Shares and our noncumulative preferred shares, and all other equity securities to be issued by us, the terms of which specifically provide that such equity securities rank on parity with the Class B Series II Preferred Shares;

•	senior to all classes or series of our common shares; and

•	junior to all of our equity securities the terms of which specifically provide that such equity securities rank senior to the Class B Series II Preferred Shares.

      As defined in our Articles, an equity security will be deemed to rank senior to the Class B Series II Preferred Shares if the rights of the holders of such security as to the payment of dividends or as to distributions in the event of liquidation, dissolution or winding up of our affairs are given preference over the rights of the holders of Class B Series II Preferred Shares. For example, a security will be deemed senior if dividends (other than certain dividends payable in shares) may be paid or set aside with respect to such security at a time when any accrued dividends on the Class B Series II Preferred Shares have either not been (a) paid or (b) declared and a sum sufficient for the payment of such accrued dividends has been set aside. For further information regarding the respective rank of our preferred shares, see “Description of Preferred Shares — Rank” in the accompanying prospectus.

Dividends

      Holders of Class B Series II Preferred Shares are entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.70% per annum of the liquidation preference per share, equivalent to a fixed annual amount of $2.175 per depositary share.

      Dividends on the Class B Series II Preferred Shares offered hereby are cumulative from and including December 10, 2004 and will be payable quarterly in arrears for the period covering the preceding quarter on or before the fifteenth day of March, June, September and December of each year, or, if that fifteenth day is not a business day, the next succeeding business day. Such dividend and any dividend payable on the Class B Series II Preferred Shares for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. The Preferred Share Depositary will distribute dividends received in respect of the

Class B Series II Preferred Shares to the holders of record of Depositary Receipts at the close of business on the applicable record date, which is the last day of the calendar month next preceding the applicable dividend payment date, or on such other date designated by our Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

      No dividends on Class B Series II Preferred Shares will be declared by our Board of Directors or any committee thereof or paid or set apart for payment by us at such time as any agreement by which we are bound, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

      Notwithstanding the foregoing, dividends on the Class B Series II Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Class B Series II Preferred Shares do not bear interest and holders of the Class B Series II Preferred Shares are not entitled to any distributions in excess of the full cumulative distributions described above.

      No dividends may be paid upon or declared or set apart for any Class B Series II Preferred Shares for any dividend period unless, at the same time, a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares then issued and outstanding, ranking on parity with the Class B Series II Preferred Shares and entitled to receive such dividend (but, if such shares are noncumulative preferred shares then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, has been paid upon or declared or set apart for such shares. Likewise, no dividends may be paid upon or declared or set apart for any other class or series of preferred shares ranking on parity with the Class B Series II Preferred Shares with respect to dividends, unless at the same time, a like proportionate dividend has been paid upon or declared or set apart for the Class B Series II Preferred Shares.

      So long as any Class B Series II Preferred Shares are outstanding, no dividend, except a dividend payable in common shares or other shares ranking junior to the Class B Series II Preferred Shares, may be paid or declared or any distribution made, in respect of the common shares or any other shares ranking junior to the Class B Series II Preferred Shares, and no common shares or any other shares ranking junior to the Class B Series II Preferred Shares may be purchased, retired or otherwise acquired by us, except out of the proceeds of the sale of common shares or other shares ranking junior to the Class B Series II Preferred Shares received by us subsequent to the date of first issuance of the Class B Series II Preferred Shares, unless:

•	all accrued and unpaid dividends on the Class B Series II Preferred Shares and all classes of preferred shares ranking on a parity with the Class B Series II Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to noncumulative preferred shares, for the then current dividend period only), have been declared and paid or a sufficient sum for payment of such dividends has been set apart, and

•	there are no arrearages with respect to the redemption of any class or series of preferred shares ranking on a parity with the Class B Series II Preferred Shares from any sinking fund provided for such class or series in accordance with the Articles.

      The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, common shares or any other shares ranking on a parity with or junior to the Class B Series II Preferred Shares will not apply to:

•	any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, share dividend or otherwise;

•	the conversion of preferred shares into common shares; or

•	the exercise by us of our right to repurchase shares in order to preserve our status as a REIT under the Code.

      When dividends upon the Class B Series II Preferred Shares and any other preferred shares ranking on a parity as to dividends with the Class B Series II Preferred Shares cannot be paid in full, or a sufficient sum for such full payment cannot be set apart, all dividends declared upon the Class B Series II Preferred Shares and any other preferred shares ranking on a parity as to dividends with the Class B Series II Preferred Shares will be declared pro rata based on their respective accrued and unpaid dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Class B Series II Preferred Shares which may be in arrears.

      Any dividend payment made on the Class B Series II Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

      For further information regarding the dividend rights of the Class B Series II Preferred Shares, see “Description of Preferred Shares — Dividends” and “Description of Depositary Shares — Dividends and Other Distributions” in the accompanying prospectus.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Series II Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of common shares or any other class or series of our capital stock that ranks junior to the Class B Series II Preferred Shares as to liquidation rights. Holders of Class B Series II Preferred Shares are entitled to prompt written notice by us of any event triggering the right to receive such liquidation preference. After payment of the full amount of this liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Class B Series II Preferred Shares will have no right or claim to any of our remaining assets.

      If our legally available assets are insufficient to pay the full amount due to the holders of Class B Series II Preferred Shares and the corresponding amounts due to the holders of all shares ranking on parity with the Class B Series II Preferred Shares as to liquidation, all of such holders will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      The consolidation or merger of the company with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the company.

      For further information regarding the rights of the Class B Series II Preferred Shares and depositary shares upon liquidation, dissolution or winding up, see “Description of Preferred Shares — Liquidation Preference” and “Description of Depositary Shares — Liquidation Preference” in the accompanying prospectus.

Redemption

      Except in circumstances relating to our qualification as a REIT (See “— Restrictions on Ownership and Transfer” below and “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus), the Class B Series II Preferred Shares are not redeemable prior to December 15, 2009.

      On or after December 15, 2009, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Class B Series II Preferred Shares (and the Preferred Shares Depositary will redeem the number of depositary shares representing the Class B Series II Preferred Shares so redeemed upon not less than 30 days written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share), plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Shares, See “— Restrictions on Ownership and Transfer” below and “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus), without interest.

      Holders of Depositary Receipts evidencing depositary shares to be redeemed will be required to surrender such Depositary Receipts at the place designated in the redemption notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Class B Series II Preferred Shares and depositary shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of such shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such Class B Series II Preferred Shares, such Class B Series II Preferred Shares and depositary shares will no longer be deemed outstanding and all rights of the holders of such Class B Series II Preferred Shares and depositary shares will terminate, except the right to receive the redemption price. If less than all of the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us or the Preferred Shares Depositary that will not result in the issuance of Excess Preferred Shares.

      Unless full cumulative dividends on all Class B Series II Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all dividend periods ending prior to or on the most recent past dividend payment date, no Class B Series II Preferred Shares or depositary shares will be redeemed unless all outstanding Class B Series II Preferred Shares are simultaneously redeemed, and we will not purchase or otherwise acquire directly or indirectly any Class B Series II Preferred Shares or depositary shares except by exchange for our capital stock ranking junior to the Class B Series II Preferred Shares as to dividends and upon liquidation.

      The foregoing restrictions will not prevent our purchase of Excess Shares in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of Class B Series II Preferred Shares or depositary shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Class B Series II Preferred Shares or depositary shares.

      We will give the Preferred Shares Depositary not less than 40 nor more than 60 days’ prior written notice of redemption of the deposited Class B Series II Preferred Shares. A similar notice will be mailed by the Preferred Shares Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Shares Depositary. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Class B Series II Preferred Share except as to the holder to whom notice was defective or not given.

      Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of Class B Series II Preferred Shares and the number of depositary shares to be redeemed;

•	the place or places where the Depositary Receipts are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Class B Series II Preferred Shares are to be redeemed, the notice mailed to such holder will be required to also specify the number of depositary shares held by such holder to be redeemed.

      Immediately prior to any redemption of Class B Series II Preferred Shares, we will pay, in cash, any accumulated and unpaid dividends to the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of depositary shares at the close of business on such dividend record date will be entitled to the dividend payable with respect to the underlying Class B Series II Preferred Shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

      In order to ensure that we continue to meet the requirements for qualification as a REIT, Class B Series II Preferred Shares and depositary shares acquired by a shareholder in excess of the ownership limit will automatically become Excess Shares, and we will have the right to purchase such Excess Shares from the holder. In addition, Excess Shares may be redeemed, in whole or in part, at any time when outstanding Class B Series II Preferred Shares or depositary shares are being redeemed, for cash at a redemption price of $250.00 per Class B Series II Preferred Share (equivalent to $25.00 per depositary share), but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares will be redeemed in such proportion and in accordance with such procedures as Class B Series II Preferred Shares and depositary shares are being redeemed.

      For further information regarding the redemption of the Class B Series II Preferred Shares and depositary shares, see “Description of Preferred Shares — Redemption ” and “— Restrictions on Ownership” and “Description of Depositary Shares — Redemption of the Depositary Shares” in the accompanying prospectus.

Going Private Transaction

      In the event of a Going Private Transaction (as defined below), each holder of Class B Series II Preferred Shares will have the right, at the holder’s option, to require us to repurchase all or any part of the holder’s Class B Series II Preferred Shares (and the depositary will repurchase the number of depositary shares representing the Class B Series II Preferred Shares repurchased) for cash at a repurchase price of $250.00 per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid dividends, if any, up to the date fixed for repurchase (except with respect to Class B Series II Preferred Shares which have been converted into Excess Shares pursuant to our Articles), without interest pursuant to the procedures described below (the “Going Private Put Option”), subject to the Ohio General Corporation Law. A “Going Private Transaction” means the occurrence of any merger or other transaction or series of transactions as a consequence of which a majority of our outstanding common shares are owned or acquired by the merging or acquiring person, entity or group and, following the transaction(s), the common shares of our company or its successor are not listed for trading on a national stock exchange or NASDAQ.

      In connection with any Going Private Transaction, we will be required to mail (or cause the depositary to mail) to each holder of Class B Series II Preferred Shares and depositary shares, not later than the date of the occurrence of the Going Private Transaction, a notice of such occurrence, which will specify the purchase price and the purchase date, which will be no fewer than 30 business days and no more than 40 business days from the date the notice is mailed (the “Put Option Payment Date”), and describe the procedure that must be followed by the holder to tender the holder’s Class B Series II Preferred Shares or depositary shares. We will be required to deliver (or cause the depositary to deliver) a copy of this notice to each record holder of Class B Series II Preferred Shares as of the date that is 15 days prior to the date the notice is mailed. To exercise the Going Private Put Option, a holder of Class B Series Preferred Shares or depositary shares must deliver, on or before the third business day preceding the Put Option Payment Date, written notice to us or to the depositary, as applicable, or to a paying agent designated by us for such purpose, of the holder’s exercise of the Going Private Put Option, indicating the number of Class B Series II Preferred Shares to be repurchased by us or depositary shares to be repurchased by the depositary, as applicable. Holders of Class B Series II Preferred Shares or depositary shares will be entitled to withdraw, in whole or in part, any tender of Class B Series II Preferred Shares or depositary shares pursuant to an exercise of the Going Private Put Option by delivering to us or the depositary, as applicable, or to a paying agent designated by us for such purpose, on or before the second business day preceding the Put Option Payment Date, a telegram, telex, facsimile transmission or letter stating the name of the holder, the number of Class B Series II Preferred Shares or depositary shares initially to be delivered for purchase, and a statement that the holder is withdrawing its exercise of the Going Private Put Option as to all or part of the tendered Class B Series II Preferred Shares or depositary shares.

      We will comply, to the extent applicable, with Sections 13 and 14 of the Exchange Act and the provisions of Regulation 14E promulgated thereunder and any other securities laws and regulations applicable to a repurchase of our Class B Series II Preferred Shares pursuant to a Going Private Transaction.

Voting Rights

      Holders of the Class B Series II Preferred Shares do not have any voting rights, except as set forth below. In any matter in which the Class B Series II Preferred Shares may vote, each Class B Series II Preferred Share will be entitled to one vote. As a result, each depositary share will be entitled to 1/10 of a vote. For further information regarding the voting rights of the Class B Series II Preferred Shares and depositary shares, see “Description of Preferred Shares — Voting Rights” and “Description of Depositary Shares — Voting of the Underlying Preferred Shares” in the accompanying prospectus.

      Whenever dividends on the Class B Series II Preferred Shares are in arrears for six or more consecutive quarterly periods, the number of directors then constituting the Board of Directors will be increased by two. The holders of Class B Series II Preferred Shares, voting separately as a class, together with any other classes of preferred shares with like voting rights that are then exercisable, will then be entitled to vote for such two additional directors until all dividends accumulated on such Class B Series II Preferred Shares for the past dividend periods and the dividend for the then current dividend period have been either (a) fully paid or (b) declared and a sufficient sum for the payment of such dividends has been set aside.

      So long as any Class B Series II Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Class B preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class):

•	authorize, create or increase the authorized number of any shares, or any security convertible into shares, ranking senior to the Class B Preferred Shares; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of the Class B preferred shares which are set forth in the Articles.

In addition, to the extent permitted by Ohio law, when Class B preferred shares of more than one series have been issued, the affirmative vote of the holders of at least two-thirds of the Class B Series II Preferred Shares, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, will be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of Class B Series II Preferred Shares which are set forth in the Articles. However, no consent of the holders of the shares of each series of Class B preferred shares, voting as a single class, or the Class B Series II Preferred Shares, voting as a single class, is required to amend the Articles so as to authorize, create or change the authorized or outstanding number of Class B preferred shares or a class of shares ranking on a parity with or junior to the Class B preferred shares, or to amend the provisions of the Code of Regulations so as to change the number or classification of our directors.

      For further information regarding the shares which may be deemed to rank senior to the Class B Series II Preferred Shares, see “— Rank” above.

      Without limiting the provisions described above, under Ohio law, holders of shares of each series of Class B preferred shares are entitled to vote together as a single class, by a two-thirds vote, on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would:

•	increase or decrease the par value of the Class B preferred shares;

•	change the issued Class B preferred shares into a lesser number of shares of such class or into the same or different number of shares of another class;

•	change the express terms or add express terms of the Class B preferred shares in any manner substantially prejudicial to the holders of Class B preferred shares;

•	change the express terms of issued shares of any class senior to the Class B preferred shares in any manner substantially prejudicial to the holders of Class B preferred shares;

•	authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, Class B preferred shares, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into Class B preferred shares;

•	reduce or eliminate our stated capital;

•	substantially change the purposes of our company; or

•	change us into a nonprofit corporation.

      The Class B Series II Preferred Shares will have no right to vote, however, if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding Class B Series II Preferred Shares have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

Conversion

      The Class B Series II Preferred Shares and the depositary shares are not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership and Transfer

      In addition to other qualifications, for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year, and (2) such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

      To ensure that we continue to meet the requirements for qualification as a REIT, our Articles, subject to some exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, Class B Series II Preferred Shares or depositary shares in excess of 9.8% of the number of then outstanding Class B Series II Preferred Shares or depositary shares, as applicable. Our Board of Directors may waive this ownership limit with respect to a shareholder if evidence satisfactory to the Board of Directors and our tax counsel is presented that the changes in ownership limit with respect to such shareholder will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in actual or constructive ownership of capital stock by a shareholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our company being “closely held” within the meaning of section 856(h) of the Code, notwithstanding any provisions of our Articles to the contrary, will be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

      Any shares of our capital stock or depositary shares held by a shareholder in excess of the applicable ownership limit become “Excess Shares.” We have the right to redeem all or any portion of the Excess Shares from the holder at the redemption price, which will be equal to the lesser of (a) the price in a proposed transaction that would cause a holder to exceed the ownership limit, and (b) the fair market value of such shares reflected in the last reported sales price for the Class B Series II Preferred Shares or the depositary shares, as applicable, on the trading day immediately preceding the date on which we determine to exercise our repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if the shares are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by us. From and after the date fixed for purchase of such Excess Shares by us, the holder of such shares will cease to be entitled to distribution, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on Excess Shares must be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at our option, to have acted as an agent on behalf of us in acquiring such Excess Shares and to hold such Excess Shares on behalf of us.

      Each holder who, directly or indirectly, holds more than 5% of the outstanding Class B Series II Preferred Shares or depositary shares, will upon demand be required to disclose to us in writing any information with respect to the actual and constructive ownership of shares of our capital stock or depositary shares as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The ownership limit may have the effect of precluding the acquisition of control of our company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

Transfer and Dividend Disbursing Agent and Preferred Shares Depositary

      National City Bank acts as the transfer agent, registrar and dividend disbursing agent for the 9 3/4% Class A Preferred Shares, Class B Series II Preferred Shares and common shares. National City Bank also acts as depositary for the 9 3/4% Class A Preferred Shares and will act as the Preferred Shares Depositary for the Class B Series II Preferred Shares.

FEDERAL INCOME TAX CONSIDERATIONS

General

      The following summary of material federal income tax considerations regarding our company and the securities we are registering is based on current law, is for general information only and is not tax advice. The tax treatment to holders of securities will vary depending on a holder’s particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of securities in light of his or her personal investments or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws. Shareholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our securities.

      The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus supplement. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

      You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our securities, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.

Taxation of the Company

      General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner.

      The law firm of Baker & Hostetler LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. It is the opinion of Baker & Hostetler LLP that we have qualified as a REIT under the Code for our taxable years ended December 31, 1993 through December 31, 2003, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2004 and for future taxable years. The opinion of Baker & Hostetler LLP is based upon certain representations made by our management as to factual matters as set forth herein and in registration statements previously filed with the SEC. In addition, we have provided a representation letter and certificate to Baker & Hostetler LLP certifying, among other things, that we have made a timely election to be taxed as a REIT under the Code commencing with our initial taxable year ended December 31, 1993, and that commencing with the first taxable year that we have elected to be taxed as a REIT, we have operated and will continue to operate in accordance with the terms and provisions of our Articles and Code of Regulations and in accordance with the method of operation described herein and in registration statements previously filed with the SEC. Baker & Hostetler LLP has not attempted to verify independently such representations and statements, but in the course of its representation nothing has come to its attention that would cause it to question the accuracy thereof.

      The opinions of Baker & Hostetler LLP are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the IRS and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation from the factual statements set forth herein, in registration statements previously filed with the SEC, or in the representation letter and certificate we have provided to Baker & Hostetler LLP may affect the conclusions upon which its opinion is based. Moreover, our qualification and taxation as a REIT depends upon our ability, through actual annual operating results and methods of operation, to satisfy various qualification tests imposed under the Code, such as distributions to shareholders, asset composition levels, and diversity of share ownership. Baker & Hostetler LLP will not review our compliance with these tests. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements. Baker & Hostetler LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the opinion represents Baker & Hostetler LLP’s best judgment of how a court would decide if presented with the issues addressed therein but, because opinions of counsel are not binding upon the IRS or any court, there can be no assurance that contrary positions may not successfully be asserted by the IRS.

      Our ability to qualify as a REIT also depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Baker & Hostetler LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements for qualification and taxation as a REIT. Similarly, we have significant subsidiaries that have elected to be taxed as REITs and are therefore subject to the same qualification tests. See “— Failure to Qualify” below.

      The following summarizes the material aspects of the tax laws that govern the federal income tax treatment of a REIT and its shareholders.

      If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference under certain circumstances.

Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amounts by which we fail the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% or 95% gross income tests (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (defined below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods.

Seventh, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. Shareholder (as defined below in “— Taxation of Taxable U.S. Shareholders”) would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

Eighth, if we acquire any asset (a “Built-In Gain Asset”) from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the “Recognition Period”) beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will not make an election pursuant to Treasury Regulation Section 1.337(d) — 7(c) to recognize such Built-In Gain at the time we acquire the asset.

Ninth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

      Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

(7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions;

(8) that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT; and

(9) that adopts a calendar year accounting period.

      The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception with respect to pension funds.

      We believe that we have satisfied each of the above conditions. In addition, our Articles and Code of Regulations provide for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in “Description of Class B Series II Preferred Shares and Depositary Shares — Restrictions on Ownership and Transfer” above and in “Description of Preferred Shares — Restrictions on Ownership” and “Description of Common Shares — Restrictions on Ownership” in the accompanying prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify” below.

      Ownership of Interests in Partnerships and Qualified REIT Subsidiaries and Taxable REIT Subsidiaries. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT generally will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The assets and items of gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships (and limited liability companies taxed as partnerships), in which we are, directly or indirectly through other partnerships (or limited liability companies taxed as partnerships) a partner, are treated as our assets and items of income for purposes of applying the REIT qualification requirements described in this prospectus supplement (including the income and asset tests described below).

      We own 100% of the shares of a number of corporate subsidiaries that are qualified REIT subsidiaries (each, a “QRS”) and may acquire shares of one or more new subsidiaries. A corporation qualifies as a QRS if 100% of its shares are held by us, and we do not elect to treat the corporation as a taxable REIT subsidiary, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS are treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references to our income and assets include the income and assets of any QRS. A QRS is not subject to federal income tax, and our ownership of the voting stock of a QRS is ignored for purposes of determining our compliance with the ownership limits described below under “— Asset Tests.”

      We may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). A corporation owned more than 35% by a TRS is treated as a taxable REIT subsidiary regardless of whether an election is filed. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary, is not ignored for federal income tax purposes. Accordingly, such an entity generally would be subject to corporate income tax on its earnings, which may reduce our aggregate cash flow and our ability to make distributions to our shareholders.

      A parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the distributions, if any, that it receives from the TRS. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such TRS in determining the parent’s compliance with the REIT requirements, such entities may be used by the REIT to indirectly engage in activities otherwise precluded under the REIT rules (for example, certain activities that give rise to income that does not satisfy the 75% or 95% tests described below under “— Income Tests”).

      The TRS rules limit the deductibility of interest paid by a TRS to us in order to ensure that the TRS is subject to an appropriate level of corporate taxation. In addition, a 100% excise tax is imposed on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

      Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year at least 75% of our gross income (excluding gross income from prohibited transactions) must consist of rental income attributable to our ownership of real property, interest on mortgages secured by real property or certain types of temporary investment income. Second, in each taxable year at least 95% of our gross income (excluding gross income from prohibited transactions) must consist of income from these real property investments, dividends or interest or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

      Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales;

•	the Code provides that rents received from a tenant other than, certain circumstances, a TRS will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT actually or constructively owns 10% or more (by vote or value) of a corporate tenant or 10% or more (by assets or net income) of a noncorporate tenant;

•	if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a TRS. Under the American Jobs Creation Act of 2004, beginning with our 2005 tax year, rents for customary services provided through a TRS will qualify only if we pay the TRS at least 150% of its costs in providing such services. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.

      We do not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as heretofore described), and we do not intend to rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire a TRS, or an independent contractor from whom we derive no revenue, to perform such services.

      The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if:

(i) our failure to meet these tests was due to reasonable cause and not due to willful neglect;

(ii) for any tax year ending before 2005, we attach a schedule of the sources of our income to our federal income tax return and, for any tax year after 2004, we file a schedule describing each item of gross income included under the income rates, in accordance with Treasury Regulations to be prescribed;

(iii) for any tax year ending before 2005, any incorrect information on the schedule was not due to fraud with intent to evade tax; and

(iv) we pay a penalty tax with respect to our non-qualifying income.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances (for example, if we enter into a transaction with the knowledge that it would produce income that would cause us to fail either or both of the income tests and therefore we do not satisfy the reasonable cause requirement), we will not qualify as a REIT. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

      Prohibited Transaction Income. Any gain we realize on the sale of any property other than foreclosure property held as inventory or any property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We do not intend to engage in prohibited transactions.

      Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of the outstanding securities (by vote or value) of any one issuer (other than a QRS or a TRS). A “straight” debt instrument is not treated as a security for purposes of applying the 10% test provided that: (i) the issuer is an individual; (ii) the only instruments of the issuer that we hold are straight debt; or (iii) the issuer is a partnership in which we own at least a 20% profits interest. The American Jobs Creation Act of 2004 eliminates the 20% ownership requirement for partnerships in favor of a “look-through” for determining our share of partnership securities, effective beginning with our 2005 tax year. In addition, the American Jobs Creation Act of 2004 provides greater flexibility in determining which securities qualify as straight debt and expands the types of securities that are excluded from the 10% ownership test, retroactively effective beginning with our 2001 tax year. In addition, no more than 20% of our value may consist of securities of one or more TRSs. An entity (other than a REIT or certain lodging or health care corporations) owned in whole or in part by us may file a joint election with us to be treated as a TRS.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Effective beginning with our 2005 tax year, we will not lose our status as a REIT if the failure to satisfy the 5% or 10% asset tests in any quarter results from ownership of assets that represent the lesser of: (i) 1% of the total value of our assets at the end of the quarter or (ii) $10,000,000; provided we dispose of the assets or are otherwise in compliance with these tests within six months after the end of the quarter in which we identify such failure (or such other time period as may be prescribed in Treasury Regulations). In addition, we will not lose of status as a REIT for failing to meet any of the assets tests for any quarter if: (i) we file a schedule describing each asset that caused the failure in accordance with Treasury Regulations to be prescribed, (ii) the failure was due to reasonable cause and not willful neglect, (iii) we dispose of the scheduled assets within six months after the end of the quarter in which we identify such failure, and (iv) we pay an excise tax on the failure. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and 90% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of “REIT taxable income” as described above.

      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our shareholders (other than tax-exempt entities, as discussed below) in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. However, dividends declared in October, November or December and payable to shareholders of record in such a month are deemed to have been paid and received on December 31 of that year so long as they are actually paid during January of the following year. The amount distributed must not be preferential — i.e., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

      We generally expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

      Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

      Earnings and Profits Distribution Requirement. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed “earnings and profits” that are attributable to a “C corporation” taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).

Failure to Qualify

      Effective beginning with our 2005 tax year, new provisions under the American Jobs Creation Act of 2004 would allow us to cure a failure to satisfy REIT qualification requirements other than the income tests and other than the new rules discussed above with respect to failures of the asset tests, if: (i) the failures are due to reasonable cause and not willful neglect, and (ii) we pay a $50,000 penalty for each such failure.

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Such distributions would be eligible for the reduced 15% rate applicable to qualified dividend income of non-corporate taxpayers. (See “— Taxation of Taxable U.S. Shareholders — Distributions Generally” below). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Joint Ventures

      General. We hold certain investments indirectly through partnerships, limited liability companies (taxed as partnerships) and joint ventures (the “Joint Ventures”). In general, partnerships and limited liability companies (taxed as partnerships) in which we own an interest are “pass-through” entities which are not subject to federal income tax. Rather, partners or owners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership or limited liability company items for purposes of the various REIT income tests and our allocable share of such items in the computation of our REIT taxable income.

      Entity Classification. Our interests in the Joint Ventures involve special tax considerations, including the possibility of a challenge by the IRS of the status of a Joint Venture as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If a Joint Venture were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see “— Taxation of the Company — Asset Tests” and “Taxation of the Company — Income Tests” above). This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in a Joint Venture’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an “Eligible Entity”) may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an Eligible Entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to that date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. We believe all of our Joint Ventures will be classified as partnerships for federal income tax purposes.

Taxation of Taxable U.S. Shareholders

      As used below, the term “U.S. Shareholder” means a holder of shares who (for United States federal income tax purposes):

(i) is a citizen or resident of the United States;

(ii) is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

(iii) is an estate the income of which is subject to United States federal income taxation regardless of its source; or

(iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons shall also be considered U.S. Shareholders.

      Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our common shares. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

      Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not eligible for the reduced 15% rate available to most non-corporate taxpayers under the Jobs and Growth Tax Relief Reconciliation Act of 2003, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the reduced 15% rate does apply to our distributions:

(i) designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to tax at a 25% rate);

(ii) to the extent attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(iii) to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

Absent future legislation, the maximum tax rate on qualifying dividends will increase to 35% in 2009 and 39.6% in 2011.

      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in his shares for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year.

      Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

      Capital Gain Distributions. Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Shareholders at either a 15% or a 25% rate. Corporate U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, as amended, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is 15% for most assets. “Unrecaptured section 1250 gain,” however, remains subject to a maximum federal income tax rate of 25%. “Unrecaptured section 1250 gain” generally includes the long-term capital gain realized on the sale of a real property asset described in Section 1250 of the Code, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. In the case of individuals whose ordinary income is taxed at a 10% or 15% rate, the 15% rate is reduced to 5%. Absent future legislation, the maximum tax rate on long-term capital gains will return to 20% in 2009.

      Certain aspects of the legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as us. The Jobs and Growth Tax Relief Reconciliation Act of 2003 gives the IRS authority to apply the Act’s new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations, as it did in IRS Notice 97-64 (superseded by the Internal Revenue Service Restructuring and Reform Act of 1998), that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as “long-term capital gain” and “unrecaptured section 1250 gain” to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will be treated as portfolio income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

      Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, a “Capital Gains Designation,” we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Shareholder generally would:

(i) include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

(ii) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder’s long-term capital gains;

(iii) receive a credit or refund for the amount of tax deemed paid by it;

(iv) increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

(v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of Securities

      If you are a U.S. Shareholder and you sell or dispose of your shares, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year. However, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

      We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Shareholders” above.

Taxation of Tax-Exempt Shareholders

      The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, dividend income from us will not be UBTI to a tax-exempt shareholder so long as the tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as “debt financed property” within the meaning of the Code (generally, shares, the acquisition of which was financed through a borrowing by the tax-exempt shareholder) and the shares are not otherwise used in a trade or business. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.

      For tax-exempt shareholders, which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to certain types of trusts that hold more than 10% (by value) of the interests in the REIT.

      A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to certain trusts. We do not expect to be classified as a “pension held REIT,” but because our shares are publicly traded, we cannot guarantee this will always be the case.

Taxation of Non-U.S. Shareholders

      The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of shares by persons that are not U.S. Shareholders (“Non-U.S. Shareholders”). In general, Non-U.S. Shareholders may be subject to special tax withholding requirements on our distributions and, with respect to their sale or other disposition of our shares, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Shareholder’s country. A Non-U.S. Shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. Shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares, including tax return filing requirements and the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.

State and Local Tax Consequences

      We may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which we transact business and our shareholders may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. In addition, your state and local tax treatment may not conform to the federal income tax treatment discussed above. You should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

PLAN OF DISTRIBUTION

      We have agreed to engage Cohen & Steers Capital Advisors, LLC, which we sometimes refer to as “Cohen & Steers,” as a placement agent for this offering. Cohen & Steers (and certain subadvisors it may engage in connection with the offering) may be an underwriter within the meaning of the Securities Act of 1933, as amended, in connection with its activities in connection with this offering.

      Cohen & Steers has no commitment to purchase any of our Class B Series II Preferred Shares or depositary shares and will act only as an agent in obtaining indications of interest in our depositary shares from certain investors. We agreed to pay the placement agent a fee equal to the sum of (a) 1.5% of the gross proceeds that we receive from non-affiliates of the placement agent and (b) 1.0% of the gross proceeds we receive from affiliates of the placement agent. In addition, we have agreed to reimburse the placement agent for certain expenses incurred in connection with this offering.

      In a placement agent agreement entered into with Cohen & Steers in connection with the offering, we agreed to indemnify Cohen & Steers and each of its partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and advisors, and each person, if any, controlling Cohen & Steers and any of its affiliates, against liabilities resulting from this offering and to contribute to payments Cohen & Steers may be required to make for these liabilities.

      In connection with this offering, Cohen & Steers may engage broker-dealers as sub-placement agents to participate in the placement of the depositary shares. Such sub-placement agents may receive a portion of the placement agent fee to be paid to Cohen & Steers as well as other compensation and fees.

      In the ordinary course of business, Cohen & Steers, and/or one or more of the sub-placement agents referred to above, and their respective affiliates have or may have engaged, and may in the future engage, in financial advisory, investment banking and other transactions with us for which customary compensation has been and will be paid.

      Subject to the terms and conditions of purchase agreements dated the date hereof, with respect to which Cohen & Steers acted as placement agent, certain institutional investors and other purchasers have agreed to purchase, and we have agreed to sell, 2,320,000 depositary shares at a price of $25.00 per share, plus accrued dividends. The purchase agreement provides that the obligations of the purchasers to purchase the shares included in this offering are subject to customary closing conditions. We have applied to list the depositary shares on the New York Stock Exchange. The purchase agreements provide that we are to use our reasonable best efforts to obtain such approval within 30 days of the issuance of the depositary shares, or as soon as practicable thereafter. However, no assurance can be given that the application will be approved.

      We expect that delivery of the depositary shares will be made against payment therefor on or about December 10, 2004, which is the sixth business day following the pricing of the depositary shares. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or on the succeeding business day will be required, by virtue of the fact that the depositary shares will settle in T+6 (or 6 business days after the pricing), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

      Jefferies & Company, Inc. is acting as settlement agent in connection with the sale of our depositary shares under the purchase agreement and will receive a fee of from us of approximately $23,200.

      After paying the fees to the placement agent and settlement agent and other estimated expenses of $450,000, we anticipate receiving approximately $56.7 million in net proceeds from the sale of 2,320,000 depositary shares in this offering.

EXPERTS

      The financial statements incorporated in this prospectus supplement by reference to the Current Report on Form 8-K filed on August 23, 2004 and the financial statement schedules incorporated by reference in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the depositary shares offered hereby has been passed upon by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of Associated Estates, is a partner of Baker & Hostetler LLP.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at http://www.aecrealty.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Information that we have previously filed with the SEC can be “incorporated by reference” into this prospectus supplement and the accompanying prospectus. The process of incorporation by reference allows us to disclose important information to you without duplicating that information in this prospectus supplement and the accompanying prospectus. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus, including any information that we incorporate by reference, will be updated and superseded automatically by our filings with the SEC after the date of this prospectus supplement and the accompanying prospectus. We are incorporating by reference the filed information contained in documents listed below:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(c) Our Current Reports on Form 8-K dated August 23, 2004 and October 25, 2004.

      We are also incorporating by reference any filed information in filings we make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to our sale of all of the depositary shares covered by this prospectus.

      We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Mail:	Associated Estates Realty Corporation Attention: Investor Relations 5025 Swetland Court Richmond Heights, Ohio 44143
Telephone:	216-261-5000
Website:	http://www.aecrealty.com (select “Contact Us” option)

PROSPECTUS

$368,806,250

Associated Estates Realty Corporation

Debt Securities, Preferred Shares,

Depositary Shares, Common Shares and
Common Share Warrants

       Associated Estates Realty Corporation (the “Company”) may from time to time offer in one or more series (i) its unsecured debt securities (the “Debt Securities”), which may be senior debt securities (“Senior Securities”) or subordinated securities (“Subordinated Securities”), (ii) whole or fractional preferred shares (collectively, “Preferred Shares”) (iii) Preferred Shares represented by depositary shares (“Depositary Shares”), (iv) common shares, without par value (“Common Shares”), or (v) warrants to purchase Common Shares (“Common Share Warrants”), with an aggregate public offering price of up to $368,806,250, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants (collectively, the “Offered Securities”) may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a “Prospectus Supplement”).

      The specific terms of the Offered Securities to which this Prospectus relates will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and any initial public offering price; (ii) in the case of Preferred Shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share; (iv) in the case of Common Shares, any initial public offering price; and (v) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability features. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (“REIT”) for federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

      The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See “Plan of Distribution” for possible indemnification arrangements with underwriters, dealers and agents.

      These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

March 7, 1997

      No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus or an applicable prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the company or any underwriter, dealer or agent. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof or thereof.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). These reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at the Commission’s site on the World Wide Web located at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company’s Common Shares are listed on the New York Stock Exchange and these reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement (the “Registration Statement”) (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

a. Annual Report on Form 10-K for the year ended December 31, 1995;

b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

c. Current Report on Form 8-K dated February 1, 1996;

d. The description of the Company’s Common Shares contained in the Company’s Form 8-A dated October 14, 1993;

e. The Statements of Revenue and Certain Expenses for the Acquired Properties and Proposed Acquisition Properties for the year ended December 31, 1993 (audited) and the six months ended June 30, 1994 (unaudited), the Unaudited Pro Forma Condensed Consolidated Financial Statements

and the Unaudited Estimated Twelve Month Pro Forma Statement of Taxable Net Operating Income and Operating Funds Available contained in the Company’s Registration Statement on Form S-11 (No. 33-80950) dated June 30, 1994.

      All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Associated Estates Realty Corporation, 5025 Swetland Court, Richmond Heights, Ohio 44143-1467, Attn: Barbara E. Hasenstab, Director of Investor Relations, (216) 473-8798.

THE COMPANY

      Associated Estates Realty Corporation (the “Company”), a fully integrated real estate company, was formed in July 1993 to continue the business of the Associated Estates Group (“AEG”) of developing, acquiring, rehabilitating, owning, managing, financing and leasing multifamily residential rental apartment facilities (“Multifamily Properties”). The Company completed the initial public offering of its Common Shares in November 1993 (the “IPO”) and currently owns 16,066 suites in 85 Multifamily Properties (the “Properties”).

      Of the Company’s 16,066 suites, 14,008 suites (approximately 87.2%) are contained in conventional high-rise, mid-rise townhome or garden apartment properties and 1,888 suites (approximately 11.7%) are contained in properties the rents of which are subsidized by the United States Department of Housing and Urban Development (the “Government-Assisted Properties”). Of the 1,888 suites contained in the Government Assisted Properties, 1,095 suites are tenanted primarily by lower-income senior citizens or physically impaired individuals and 793 suites are tenanted primarily by lower-income families or individuals. The remaining 170 suites (approximately 1.1%) in the Company’s portfolio are contained in apartment communities for elderly persons that provide residents with one daily meal, housekeeping, laundry and other services and recreational and educational activities (“Congregate Care Facilities”). Approximately 93.7% of the suites in the Properties owned at December 31, 1996 were leased as of that date.

      The Company is a self-administered and self-managed real estate investment trust (a “REIT”) and, accordingly, does not engage or pay for a REIT advisor. The Company manages all of the Properties, and either AEG or the Company has managed all of the Properties continuously since their acquisition or development by the Company or AEG. Of the Company’s 85 Multifamily Properties, 43 were developed by AEG, two were acquired by AEG prior to the IPO and 40 were acquired (for an aggregate purchase price of $317.5 million) by the Company after the IPO. Subsequent to the IPO, the Company has also acquired the remaining 50% interest in two of the Multifamily Properties included in the Company’s Portfolio at the time of the IPO which were previously owned by joint ventures (together with the 40 properties referred to above, the “Acquired Properties”). Nine of the Acquired Properties are located in Northern Ohio, 22 are located in Central Ohio, nine are located in Michigan, one is located in Indiana and one is located in Pennsylvania. The 40 Multifamily Properties acquired since the IPO contain 7,142 suites. In addition to the Acquired Properties, the Company acquired six undeveloped land parcels containing an aggregate of 132.7 acres. The Company also currently manages 7,052 Multifamily Properties suites and eight commercial properties (containing an aggregate of approximately 825,000 square feet of gross leasable area), not owned by the Company. In addition, the Company owns substantially all of the economic interests in five corporations which provide management and other services to the Company (the “Service Companies”).

      The Company’s executive offices are located at 5025 Swetland Court, Richmond Heights, Ohio 44143-1467, and its telephone number is (216) 261-5000.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended(1)				Nine Months Ended

	December 31,	December 31,	December 31,	December 31,	December 31,	September 30,
	1991	1992	1993	1994	1995	1996

Ratio of earnings to fixed charges	1.03	1.29	1.34	2.91	1.98	1.57

(1)	The ratio of earnings to fixed charges includes results of operations of AEG for the fiscal years ended December 31, 1991, 1992 and 1993.

      For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before taxes and extraordinary items. Fixed charges consist of preferred dividends accrued, interest costs, whether expensed or capitalized, the interest component of rental expense, the interest component of ground rent and the amortization of debt discounts and issue costs, whether expensed or capitalized.

USE OF PROCEEDS

      Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of properties, the expansion and improvement of certain properties in the Company’s portfolio and the repayment of indebtedness.

DESCRIPTION OF DEBT SECURITIES

      The Senior Securities will be issued under an Indenture (the “Senior Indenture”) between the Company and National City Bank, as Trustee. The Subordinated Securities will be issued under an Indenture (the “Subordinated Indenture”) between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the “Indentures” and each individually as an “Indenture.” As of February 25, 1997, the Company had $142,500,000 aggregate principal amount of Senior Securities outstanding and no Subordinated Securities outstanding.

      The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the respective corporate trust offices of the Trustee as follows: (i) with respect to National City Bank, 1900 East Ninth Street, Corporate Trust Division, Cleveland, Ohio 44114, and (ii) with respect to The Chase Manhattan Bank, 450 West 33rd Street, New York, New York 10001-2697. The Indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. All section references appearing in this section “Description of Debt Securities” are to sections of the applicable Indenture, and capitalized terms used but not defined herein have the respective meanings set forth in the applicable Indenture.

General

      The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of the Indentures). Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

      Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

(1) the title of such Debt Securities;

(2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

(4) if such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which they are convertible in connection with the preservation of the Company’s status as a REIT;

(5) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

(6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest;

(7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) the place or places where the principal of (and premium, if any) or interest on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

(9) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

(10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

(14) whether such Debt Securities will be issued in certificated or book-entry form;

(15) whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

(16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

(17) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

(18) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

(19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

      The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

      Except as hereinafter set forth under the caption “Certain Covenants  — Limitation on Incurrence of Debt,” which relates solely to the Senior Indenture and the Senior Securities issued thereunder, neither Indenture contains any provision that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, certain restrictions on ownership and transfers of the Company’s Common Shares and the Company’s other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See “Description of Common Shares,” “Description of Preferred Shares” and “Description of Depositary Shares.” Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).

      Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee as follows: (i) with respect to National City Bank, 120 Broadway, 33rd Floor, New York, New York 10271, and (ii) with respect to Chase Manhattan Bank, 450 West 33rd Street, New York, New York 10001-2697, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of the Indentures).

      Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security (“Defaulted Interest”) will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of the Indentures).

      Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The

Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of the Indentures).

      Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of the Indentures).

Merger, Consolidation or Sale

      Each Indenture provides that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company must be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets must expressly assume payment of the principal of (and premium, if any), and interest on, all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing, and (c) an officer’s certificate and legal opinion concerning such conditions shall be delivered to the applicable Trustee (Sections 801 and 803 of the Indentures).

Certain Covenants

      The Senior Indenture contains the following covenants:

      Limitation on Incurrence of Debt. The Company may not, and may not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company’s Total Assets (as defined below) as of the end of the calendar quarter prior to the incurrence of such additional Debt and (ii) the purchase price of all real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such Debt (Section 1004 of the Senior Indenture).

      In addition, the Company may not, and may not permit any Subsidiary to, incur any Debt if the ratio of the Consolidated Income Available for Debt Service to the Maximum Annual Service Charge (in each case defined below) for the four consecutive fiscal quarters most recently ended prior to the date such additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect thereto and the application of proceeds therefrom. (Section 1004 of the Senior Indenture).

      Further, the Company will not incur any secured Debt if immediately after giving effect to the incurrence of that Debt, the aggregate principal amount of all outstanding secured debt of the Company on a consolidated basis is greater than 40% of the sum of (i) the Company’s Total Assets as of the end of the most recent calendar quarter prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company after the end of that calendar quarter, including those obtained in the connection with incurrence of such additional Debt.

      Restrictions on Dividends and Other Distributions. The Company may not, in respect of any shares of any class of its capital stock, (a) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (b) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (c) set apart any sum for the purchase, redemption or other acquisition or retirement thereof, or (d) make any other distribution thereon, by reduction of capital or otherwise if, immediately after such declaration or other such action, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed exceeds the sum of (i) Funds from Operations (as defined below) from December 31, 1994 until the end of the latest calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action and (ii) $20,000,000; provided, however, that the foregoing limitation does not apply to any declaration or other action referred to above which is necessary to maintain the Company’s status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries at such time is less than 65% of the Company’s Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action (Section 1005 of the Senior Indenture).

      Notwithstanding the provisions described in the immediately preceding paragraph, the Company will not be prohibited from making the payment of any dividend within 30 days after the declaration thereof if at the date of declaration such payment would have complied with those provisions (Section 1005 of the Senior Indenture).

      Existence. Except as permitted under the provisions of the Senior Indenture described in “Merger, Consolidation or Sale,” the Company must do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Senior Securities (Section 1006 of the Senior Indenture).

      Maintenance of Properties. The Company must cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries are not prevented from selling or disposing of for value their properties in the ordinary course of business (Section 1007 of the Senior Indenture).

      Insurance. The Company must, and must cause each of its Subsidiaries to, keep all of its and their insurable properties insured against loss or damage in amounts at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008 of the Senior Indenture).

      Payment of Taxes and Other Claims. The Company must pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided however, that the Company is not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009 of the Senior Indenture).

      Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company must, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, on or prior to the respective dates (the “Required Filing Dates”) by which the

Company would have been required so to file such documents. The Company must also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Senior Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Senior Securities (Section 1010 of the Senior Indenture).

      Maintenance of Unencumbered Real Estate Assets. The Company must maintain an Unencumbered Real Estate Asset Value of not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries (Section 1011 of the Senior Indenture).

      Definitions. As used herein,

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries (a) plus amounts which have been deducted for (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, and (iv) depreciation and amortization, and (b) adjusted, as appropriate, for (i) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (ii) the effect of equity in net income or loss of joint ventures in which the Company owns an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

      “Consolidated Net Income” for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money as evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company’s Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

      “Funds from Operations” for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities or any provision or benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for such period.

      “Maximum Annual Service Charge” as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

      “Subsidiary” means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

      “Total Assets” as of any date means the sum of (i) the Company’s Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with generally accepted accounting principles (but excluding accounts receivable and total assets intangibles).

      “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unencumbered Real Estate Asset Value” as of any date means the sum of (i) the Company’s Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date which Undepreciated Real Estate Assets are not encumbered by any mortgage, lien, charge, pledge, or security interest and (ii) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by the Company or any Subsidiary after the end of such calendar quarter.

      The Subordinated Indenture does not contain the covenants described in this section captioned “Certain Covenants,” and does not contain any limitation on the amount of Debt of any kind which the Company may incur or on the amount of dividends or other distributions which the Company may pay to its shareholders.

Events of Default, Notice and Waiver

      Each Indenture provides that the following events are “Events of Default” with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity, (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company of any Significant Subsidiary or of the respective property of either, and (g) any other Event of Default provided with respect to that series of Debt Securities (Section 501 of the Indentures). The term “Significant Subsidiary” means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

      If an Event of Default under either Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company

(and to such Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) has been made, the Holders of not less than a majority in principal amount of Debt Securities of such series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with such Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Indentures). The Indentures also provide that the Holders of not less than a majority in principal amount of the Debt Securities of any series (or of each series of Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 of the Indentures).

      Each Indenture provides that the Trustee thereunder is required to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under such Indenture; provided however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Indentures).

      Each Indenture provides that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507 of the Indentures). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities held by that Holder at the respective due dates thereof (Section 508 of the Indentures).

      Subject to provisions in the applicable Indenture relating to its duties in case of default, the Trustee thereunder is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to such Trustee reasonable security or indemnity (Section 602 of the Indentures). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with any law or such Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of the Indentures).

      Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee under the Indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1012 of the Senior Indenture and Section 1004 of the Subordinated Indenture).

Modification of the Indentures

      Modifications and amendments of either Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued thereunder which are affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security, (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (c) change the Place of Payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of the Indentures).

      The Senior Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities issued thereunder have the right to waive compliance by the Company with certain covenants in the Senior Indenture, including those described in the section of this Prospectus captioned “Certain Covenants” (Section 1014 of the Senior Indenture).

      Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder, (iv) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder, (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares of the Company, (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect (Section 901 of the Indentures).

      Each Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

      Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder (Section 1501 of the Indentures). A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of the Indentures). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504 of the Indentures).

      Notwithstanding the provisions described above, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504 of the Indentures).

Discharge, Defeasance and Covenant Defeasance

      The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of the Indentures).

      Each Indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the Debt Securities of or within any series issued thereunder pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities (“defeasance”) (Section 1402 of the Indentures) or (b) to be released from its obligations relating to (i) with respect to Senior Securities, the obligations under Sections 1004 to 1011, inclusive, of the Senior Indenture (being the restrictions described under the caption “Certain Covenants”) and, if provided pursuant to Section 301 of the Senior Indenture, its obligations with respect to any other covenant contained in the Senior Indenture, and (ii) with respect to Subordinated Securities, if provided pursuant to Section 301 of the Subordinated Indenture, its obligations with respect to any covenant contained in the Subordinated Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities (“covenant defeasance”), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1403 of the Indentures).

      Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of the Indentures).

      “Government Obligations” means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).

      Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of the Indentures). “Conversion Event” means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101 of the Indentures).

      In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, other than (i) with respect to Senior Securities, the Event of Default described in clause (d) under “Events of Default Notice and Waiver” with respect to Sections 1004 to 1011, inclusive, of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities) or (ii) with respect to all Debt Securities, the Event of Default described in clause (g) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Senior Securities and Senior Indebtedness

      Each series of Senior Securities will constitute Senior Indebtedness (as described below) and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated indebtedness (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.

      Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings, and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through (vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

Subordination of Subordinated Securities

      Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture).

      Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See “Subordination Provisions” below.

      Subordination Provisions. In the event (a) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:

(1) in a circumstance described in the foregoing clause (a) or (b), the holders of all Senior Indebtedness and in the circumstance described in the foregoing clause (c), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;

(2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Company available for payment or distribution in respect of Subordinated Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;

(3) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Securities would be entitled except for the provisions of Article XVII of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities; and

(4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

      By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.

Convertible Debt Securities

      The following provisions will apply to Debt Securities that will be convertible into Common Shares or other equity securities of the Company (“Convertible Debt Securities”) unless otherwise described in the Prospectus Supplement for such Convertible Debt Securities.

      The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into Common Shares or other equity securities of the Company at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of any Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000 (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture). In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon the Company’s receipt of written notice of the exercise of such option (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture).

      In certain events, the conversion price or rate will be subject to adjustment as contemplated in the applicable Indenture. For Debt Securities convertible into Common Shares, such events include the issuance of Common Shares of the Company as a dividend; subdivisions and combinations of Common Shares; the issuance to all holders of Common Shares of rights or warrants entitling such holders to subscribe for a purchase of Common Shares at a price per share less than the current market price per Common Share; and the distribution to all holders of Common Shares of shares of capital stock of the Company (other than Common Shares), evidences of indebtedness or assets of the Company (excluding cash dividends or distributions paid from retained earnings of the Company or subscription rights or warrants other than those referred to above). In any of such cases, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 301 of the Senior Indenture and Section 1605 of the Subordinated Indenture). Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustments (Section 301 of the Senior Indenture and Section 1606 of the Subordinated Indenture). Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities convertible into Common Shares surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of any amount equal to the interest thereon which the Holder thereof is entitled to receive (Section 301 of the Senior Indenture and Section 1604 of the Subordinated Indenture).

      To protect the Company’s status as a REIT, a person may not own or convert any Convertible Debt Security if as a result of such ownership or upon such conversion such person would then be deemed to Beneficially Own (as defined in the Indenture) more than 4.0% of the outstanding capital stock of the Company (Section 1603 of the Subordinated Indenture). Pursuant to the terms of the Indentures, Common Shares or other equity securities of the Company that may be acquired upon the conversion of Convertible Debt Securities directly or constructively held by an investor, but not Common Shares or other equity securities of the Company issuable with respect to the conversion of Convertible Debt Securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Debt Securities, and (b) prior to the conversion of the Convertible Debt Securities, for purposes of determining the percentage ownership of Common Shares or other equity securities of the Company held by such investor. See “Federal Income Tax Considerations.” Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the closing price per share of Common Shares on the day of conversion (Section 1606 of the Subordinated Indenture).

      The adjustment provisions for Debt Securities convertible into equity securities of the Company other than Common Shares will be determined at the time of issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement.

      Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Company to purchase such Convertible Debt Securities and convert them into Common Stock or other equity securities of the Company, as the case may be (Section 1108 of the Indentures).

      Reference is made to the section captioned “Description of Common Shares,” “Description of Preferred Shares” and “Description of Depositary Shares,” as applicable, for a general description of the Common Shares or other equity securities of the Company to be acquired upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares.

Book-Entry Debt Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a “Global Security”) that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture, and then forwarded to the depository.

      The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and that such Global Securities will be registered in the name of Cede & Co., DTC’s nominee. In any such event, one fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

      If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in its name. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $ 1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

      The following is based on information furnished to the Company.

      DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC’s records. The ownership interest of each actual purchaser of each Debt Security (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

      To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

      Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the Debt Securities are made to Cede & Co., as nominee of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings as shown on DTC’s records. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

      The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

      None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF COMMON SHARES

General

      The Amended and Restated Articles of Incorporation of the Company (the “Articles”) authorize the issuance of up to 41,000,000 Common Shares, without par value. As of February 21, 1997, there were 15,322,391 Common Shares issued and outstanding. In addition, up to 543,083 Common Shares have been reserved for issuance upon the exercise of options under the Company’s employee share option plan (the “Stock Option Plan”), and 20,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company’s independent directors. The Common Shares are listed on the NYSE under the symbol “AEC.” National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

      The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Share Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company’s Code of Regulations (the “Code of Regulations”).

      Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See “Description of Preferred Shares.” The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company, including the preferential amounts owing with respect to any Preferred Shares. The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors and do not have preemptive rights.

      All of the Common Shares now outstanding are, and any Common Shares offered hereby when issued will be, fully paid and nonassessable. The Company’s Articles provide that except in certain specified instances, no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. However, this provision may not limit the availability of monetary relief for violations of securities laws and does not limit the availability of non-monetary relief.

Restrictions on Ownership

      For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

      To assure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding Common Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4% (the “Ownership Limit”) of the Company’s outstanding Common Shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the IPO may continue to own Common Shares in excess of the Ownership Limit and may acquire additional shares through the Stock Option Plan, any dividend reinvestment plan hereafter adopted the Company (a “Dividend Reinvestment Plan”) or from other existing shareholders who exceed the Ownership Limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of Common Shares hold more than 49.6% of the outstanding Common Shares, and in any event may not acquire additional shares from any other source. In addition, since rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% of the outstanding Common Shares (the “Related Party Limit”). The Board of Directors may waive the Ownership Limit and the Related Party Limit (such Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limit immediately after the IPO) if an opinion of counsel or a ruling from the Internal Revenue Service is provided to the Board of Directors and the Company’s tax counsel to the effect that such ownership will not then or in the future jeopardize the Company’s status as a REIT. As a condition of such waiver, the Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

      The foregoing restrictions on transferability and ownership of Common Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment also would require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.

      If Common Shares in excess of the Ownership Limit or the Related Party Limit, or Common Shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Common Shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize the Company’s REIT status (“Excess Shares”) will be subject to repurchase by the Company. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sale price for the Common Shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one national securities exchange, or, if the Common Shares are not then listed on a national securities exchange, the latest bid quotation for the Common Shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of Excess Shares by the Company, the holder of such Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

      All certificates representing Common Shares bear a legend referring to the restrictions described above.

      The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Shares must file an affidavit with the Company containing information specified in the Articles within 30 days after January 1 of each year. In addition, each such shareholder will upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF COMMON SHARE WARRANTS

      The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, when applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the number of Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Offered Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Shares Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

      Reference is made to the section captioned “Description of Common Shares” for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants, including a description of certain restrictions on the ownership of the Common Shares. Common Shares that may be acquired upon the exercise of Common Share Warrants directly or constructively held by an investor, but not Common Shares issuable with respect to the exercise of Common Share Warrants held by others, are deemed to be outstanding (a) at the time of acquisition of the Common Share Warrants, and (b) prior to the exercise of the Common Share Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

DESCRIPTION OF PREFERRED SHARES

      The Articles authorize the issuance of up to (i) 3,000,000 Class A Cumulative Preferred Shares, without par value (the “Class A Shares”), (ii) 3,000,000 Class B Cumulative Preferred Shares, without par value (the “Class B Shares”), and (iii) 3,000,000 Noncumulative Preferred Shares, without par value (the “Noncumulative Shares”) (the Class A Shares, the Class B Shares and the Noncumulative Shares, collectively the “Preferred Shares”). As of February 21, 1997, there were 225,000 9 3/4% Class A Cumulative Redeemable Preferred Shares ($250 liquidation preference per share) issued and outstanding.

      The following descriptions of the classes of Preferred Shares set forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below describing each class of Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.

General

      The Class A Shares, the Class B Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Class A Shares and the Class B Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters and the matters enumerated below that, pursuant to the terms of the Articles and subject to Ohio law, such matters may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (a) the designation of the series which may be by distinguishing number, letter or title, (b) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (c) the dividend rate or rates of the series, including the means by which such rates may be established, (d) with respect to the Class A Shares and the Class B Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (e) redemption rights and prices, if any, (f) the terms and amounts of the sinking fund, if any, (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (h) whether the shares of the series shall be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (i) restrictions on the issuance of shares of the same or any other class or series.

      Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

(1) The class, series and title of such Preferred Shares;

(2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

(3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;

(4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

(5) The procedures for any auction or remarketing of such Preferred Shares;

(6) The provision for any sinking fund for such Preferred Shares;

(7) The provision for redemption, if applicable, of such Preferred Shares;

(8) Any listing of such Preferred Shares on any securities exchange;

(9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

(10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

(11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

(12) A discussion of federal income tax considerations applicable to such Preferred Shares;

(13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(14) Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

      The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Rank

      All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Dividends

      The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Class A Shares and Class B Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

      If Preferred Shares of any series of any class are outstanding, no dividends may be paid upon or declared or set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid upon or declared or set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart.

      So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

      The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Code. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for Noncumulative Shares) and such other series bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

      Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Redemption

      If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

      The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

      Except in connection with the repurchase by the Company of shares of its capital stock in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (except, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

      If fewer than all of the outstanding shares of any class of Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares to be redeemed shall be selected by lot in a manner determined by the Board of Directors.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the stock transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privileges of conversion.

Liquidation Preference

      In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares shall be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (except, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

      If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not constitute a dissolution, liquidation or winding up of the Company.

Voting Rights

      Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.

      If and when the Company is in default in the payment of (or, with respect to Noncumulative Shares, has not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of Preferred Shares at the time outstanding, for a number of consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members of the Board of Directors, which voting right shall be vested (and any additional directors shall serve) until all accrued and unpaid dividends (except, with respect to Noncumulative Shares, only dividends for the then current dividend period) on such Preferred Shares then outstanding shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

      The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect either of the following:

(1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or

(2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.

      Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company, or (viii) change the Company into a nonprofit corporation.

      If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of capital stock to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

      The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.

Restrictions on Ownership

      As discussed above under “Description of Common Shares — Restrictions on Ownership,” for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.

      To assure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding Preferred Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the “Preferred Shares Ownership Limit”) of any series of any class of the Company’s outstanding Preferred Shares. In addition, as discussed above under “Description of Common Shares — Restriction on Ownership,” because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Preferred Shares Ownership Limit), in excess of 9.8% of the outstanding shares of any series of any class of Preferred Shares (the “Preferred Shares Related Party Limit”). The Board of Directors may waive the Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit if the Board of Directors obtains such representations and undertakings from the applicant with respect to preserving the REIT status of the Company as are reasonably necessary to ascertain that such ownership will not jeopardize the Company’s status as a REIT.

      The foregoing restrictions on transferability and ownership of Preferred Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Preferred Shares Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Company’s Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.

      If Preferred Shares in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit, or shares which would cause the REIT to be beneficially or constructively owned by fewer than 100 persons or would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Preferred Shares transferred or proposed to be transferred in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit or which would otherwise jeopardize the Company’s REIT status (“Excess Preferred Shares”) will be subject to repurchase by the Company. The purchase price of any Excess Preferred Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if the shares are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of such Excess Preferred Shares by the Company, the holder thereof will cease to be entitled to distribution, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on Excess Preferred Shares must be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Preferred Shares and to hold such Excess Preferred Shares on behalf of the Company.

      Reference is made to the section captioned “Description of Common Shares” for a general description of the Common Shares to be acquired upon the conversion of Preferred Shares convertible into Common Shares (“Convertible Preferred Shares”), including a description of certain restrictions on the ownership of the Common Shares. Common Shares that may be acquired upon the conversion of Convertible Preferred Shares directly or constructively held by an investor, but not Common Shares issuable with respect to the conversion of Convertible Preferred Shares held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Preferred Shares, and (b) prior to the conversion of the Convertible Preferred Shares, for purposes of determining the percentage ownership of Common Shares held by such investor.

      All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

      The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding shares of any series of Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF DEPOSITARY SHARES

General

      The Company may issue receipts (“Depositary Receipts”) for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a “Deposit Agreement”) among the

Company, the depositary named therein (such depositary or its successor, the “Preferred Shares Depositary”) and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto. As of February 21, 1997 the Company has issued Depositary Receipts representing 2,250,000 Depositary Shares, each Depositary Share representing one-tenth of a share of 9 3/4% Class A Cumulative Redeemable Preferred Shares.

Dividends and Other Distributions

      The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

      In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

      Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

      Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred

Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

Voting of the Underlying Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder’s Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

Liquidation Preference

      In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Shares

      The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

      The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

      The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company’s status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

Charges of Preferred Shares Depositary

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

      The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

      Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

      If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

      Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to such provisions. The Company has opted out of one such provision. The provisions remaining applicable to the Company are described below.

      Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then outstanding shares of an Ohio corporation with fifty or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a “10% Shareholder”), unless (a) such transactions are approved by the directors prior to the 10% Shareholder becoming a 10% Shareholder, (b) the acquisition of 10% of the voting power is approved by the directors prior to the 10% Shareholder becoming a 10% Shareholder, or (c) the transaction involves a 10% shareholder which has been a 10% Shareholder for at least three years and is approved by holders of two-thirds of the voting power of the Company and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain minimum price and form of consideration requirements are met. Chapter 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of the Company which might be beneficial to shareholders.

      Section 1701.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with 50 or more shareholders which have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material United States federal income tax considerations to the Company and its security-holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder’s particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

      Each prospective purchaser is urged to consult the applicable prospectus supplement, as well as his own tax advisor, regarding the specific tax consequences, in view of such prospective purchaser’s individual circumstances, of the purchase, ownership and sale of the offered securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, and sale and potential changes in applicable tax laws.

General

      The Company has made an election to be taxed as a REIT commencing with its taxable year ended December 31, 1993. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner in the future. No assurance can be given, however, that the Company will operate in a manner so as to remain qualified as a REIT.

      In the opinion of Baker & Hostetler LLP, based on certain assumptions and representations made by the Company, the Company has qualified as a REIT for its taxable years ended December 31, 1993, December 31, 1994 and December 31, 1995, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has enabled the Company to meet, and will enable it to continue to meet, the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of “Federal Income Tax Considerations” and those concerning the Company’s business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Baker & Hostetler LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy such requirements. See “ — Failure to Qualify.”

Taxation of the Company

      A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the “alternative minimum tax.” Third, if the Company has: (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company’s profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (a) the fair market value of such asset as of the beginning of such period over (b) the Company’s adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

Requirements for Qualification

      A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain income and asset tests described below. Conditions (1) through (4) above, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

However, conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

      The Company has satisfied the “100 shareholder” and “five or fewer” stock ownership requirements set forth above. In addition, the Company’s Articles of Incorporation provide restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy those requirements.

      In the case of a REIT which is a partner in a partnership or which owns the shares of a qualified REIT subsidiary, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of such partnership or subsidiary, as the case may be, and will be deemed to be entitled to the income of the partnership attributable to such share and the income of such subsidiary. In addition, the character of the assets and gross income of the partnership and subsidiary will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests (as discussed below). Thus, the Company’s proportionate share of the assets and items of income of the joint ventures in which the Company has an interest and the assets, liabilities and items of income of its qualified REIT subsidiaries will be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein. See “The Company.”

Income Tests

      In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company’s gross income (including gross income from prohibited transactions) for each taxable year.

      Rents received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, the Company may directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases. The Company has received a ruling from the IRS that the performance of such services will not cause the rents received with respect to such leases to fail to qualify as “rents from real property.”

      The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      The Company will receive certain types of non-qualifying income, such as the income derived from coin-operated laundry equipment as well as dividends received from the Service Companies. The dividends from the Service Companies will be qualifying income for purposes of the 95% gross income test, but will not be qualifying income for purposes of the 75% gross income test. The Company believes, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% or 95% tests.

      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company’s failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in “ — General,” even if those relief provisions apply, a tax would be imposed with respect to excess net income.

Asset Tests

      At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company’s total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITS, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company’s total assets may be represented by securities other than those in the 75% asset class.

      Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets and the Company may not own more than 10% of any one issuer’s outstanding voting securities.

      The Company owns 100% of the non-voting preferred shares and 1% of the voting common shares of each of the Service Companies. See “The Company.” Accordingly, the Company will not own more than 10% of the voting securities of any of the Service Companies. In addition, based upon its analysis of the estimated value of the equity securities of the Service Companies owned by the Company relative to the estimated value of the other assets owned by it, the Company believes that such securities owned by it do not exceed 5% of the total value of the Company’s assets. No independent appraisals will be obtained to support this conclusion, and Baker & Hostetler LLP, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the Company’s representation with respect to the value of each of the Service Companies. However, in its opinion, Baker & Hostetler LLP has advised the Company that it is not aware of any facts inconsistent with these conclusions. Moreover, if the joint ventures in which the Company owns interests were treated as associations taxable as corporations for federal income tax purposes, the Company could be deemed to own more than 10% of the voting securities in such entities. However, in the opinion of Baker & Hostetler LLP such joint ventures will be treated as partnerships for federal income tax purposes.

Annual Distribution Requirements

      In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (1) the sum of (a) 95% of the Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain), and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

      It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (1) the actual receipt of income and the actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

      If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

Taxation of Taxable Domestic Shareholders

      As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather, will be a non-taxable reduction in a shareholder’s adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

      Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

      Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for twelve months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

Backup Withholding

      The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See “— Taxation of Foreign Shareholders.”

Taxation of Pension Trusts

      For purposes of the “five or fewer” test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute “unrelated business taxable income” (“UBTI”) to such trust unless the trust owns more than ten percent of the Company’s Common Shares, in which case a portion of such amounts distributed may be treated as UBTI.

Taxation of Foreign Shareholders

      The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

      It is currently anticipated that the Company will qualify as a “domestically controlled REIT” (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as “effectively connected” with the Non-U.S. Shareholder’s United States trade or business.

      Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as “effectively connected” with the Non-U.S. Shareholder’s conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (1) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (2) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is “effectively connected” income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder’s shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

      Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income “effectively connected” with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder’s federal tax liability.

Dividend Reinvestment Plan

      Shareholders participating in the dividend reinvestment plan adopted by the Company will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effects applicable to distributions from the Company generally. See “ — Taxation of Taxable Domestic Shareholders” and “ — Taxation of Foreign Shareholders.” Participants in the dividend reinvestment plan are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Common Shares received under the plan will have a holding period beginning with the day after purchase and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

Other Tax Consequences

      The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

PLAN OF DISTRIBUTION

      The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

      Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

      Any compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company’s agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995, the audited historical financial statements included on pages F-37 to F-43 of the Company’s Registration Statement on Form S-11 (No. 33-80950) dated June 30, 1994 and as amended thereafter, the historical financial statements included on pages F-1 through F-4 of the Company’s Current Report on Form 8-K dated February 1, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the Offered Securities as well as certain legal matters described under “Federal Income Tax Considerations” will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio and for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York. Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP.